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                                                                    EXHIBIT 4.11




                   COMMERCIAL DEMAND LINE OF CREDIT AGREEMENT




         THIS AGREEMENT is made as of the  20th  day of March, 1998.


BETWEEN:


         STRIKER PAPER CANADA, INC.

         (hereinafter called the "BORROWER")

                                                               OF THE FIRST PART

         - and -


         CREDIT UNION CENTRAL OF ONTARIO LIMITED

         (hereinafter "CUCO")

                                                              OF THE SECOND PART

         - and -


         SO-USE CREDIT UNION LIMITED

         (hereinafter the "CREDIT UNION")

                                                               OF THE THIRD PART


         (collectively, CUCO and the Credit Union shall be referred to as the "LENDERS")


WHEREAS the Borrower is a Member of the Credit Union;

AND WHEREAS the Borrower has applied to the Lenders for a line of credit to be advanced;

AND WHEREAS the Lenders are prepared to provide such line of credit upon certain terms and conditions;
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NOW THEREFORE in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       (1)     Subject to the terms and conditions set out in this Agreement and a commitment letter dated December 23, 1997 (the
                 "COMMITMENT LETTER"), the Lenders hereby replace the existing line of credit (if any) previously granted to the Borrower with a new revolving line of credit (the "LINE OF CREDIT"), and all advances under this line of credit shall at all times be subject to the terms and conditions of this Agreement.

         (2) Subject to subsection (1) hereof and to any considerations of precedent lending practice, the Lenders shall advance funds under the Line of Credit as requested by the Borrower from time to time, but in no event shall the aggregate amount advanced and outstanding at one time exceed EIGHT HUNDRED THOUSAND DOLLARS ($800,000).

         (3) Despite subsection (2) hereof, the Lenders and the Borrower may from time to time enter into negotiations to amend the Line of Credit, and any such amendment shall be in writing signed as provided in subsection 8(3) hereof and shall be subject to the terms and conditions of this Agreement and any amendments in writing thereto.

         (4) All amounts advanced to the Borrower by the Lenders that are outstanding as of the date hereof under any previous line of credit agreement between the Lenders and the Borrower shall be deemed to be demand advances under this Agreement.

         (5) The obligations of the Lenders to advance funds or provide other credit facilities under the terms of this Agreement shall be conditional upon the Lenders having received:

                 (a)      copies of,

                          (i) the articles of incorporation and by-laws of the Borrower, and

                          (ii) a resolution of the Borrower's Board of Directors authorizing the Borrower to enter into and execute this Agreement, and to grant all security required under it, and

                          (iii)   a list of names, titles and specimen
                                  signatures of the persons authorized to
                                  execute this Agreement or any security
                                  documentation required under this Agreement
                                  on behalf of the Borrower,
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                                                                          Page 3

                                  in each case certified by the Chief Executive Officer or Treasure of the Borrower to be true and to remain in full force and effect unamended, as of the date of the certificate;

                 (b) a General Security Agreement in the Lenders' standard form;

                 (c) the most recent minimum review level financial statements for the Borrower;

                 (d) the current financial statements of the Borrower, certified to be accurate by the Chief Financial Officer of the Borrower, and

                 (e) a certificate of the Chief Financial Officer of the Borrower that, after making due inquiry, he has determined that there has been no material adverse change since the date of the most recently audited financial statements of the Borrower.

2.       (1)     All funds advanced to the Borrower shall be advanced on a
                 demand loan basis and the following rules shall apply in case of such advances:

                 (a) The Borrower shall pay the Lenders interest at an annual rate of PRIME plus 1.75%, upon any amount advanced and outstanding, and upon any arrears of interest.

                          "PRIME" shall mean the annual rate of interest which CUCO establishes as the reference rate of interest to determine interest rates it will charge at such time for demand loans in Canadian dollars and which it refers to as its special rate of interest, such rate to be adjusted automatically and without the necessity of any notice to the Borrower upon each change to such rate.

                 (b) Interest shall be payable under subsection 2. (1) (a) herein on any amount outstanding hereunder on the last day of each month, or at the time of repayment, if repayment is made before an interest payment date.

                 (c) Interest shall be payable by the Borrower for the day on which an advance is made but shall not be payable for the day on which repayment is made, if the
                          Lenders were notified of the intended repayment by 12:00 noon (Toronto time) on the day prior to the day on which the repayment is made, provided the advance is in fact repaid by the close of banking business in Toronto on the day specified for the repayment.
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                                                                          Page 4

                 (d) The Borrower shall repay the Lenders the amounts advanced from time to time on demand together with all interest owing thereon in the manner as provided in this Agreement, but the Borrower may at any time repay to the Lenders all or any part of the money due hereunder.

                 (e) All interest payable to the Lenders under this Agreement shall be received by the Lenders free and clear of all taxes or duties imposed by or under the laws of Canada, and province thereof or any other jurisdiction, and without limiting the foregoing any withholding tax, value added tax, business transfer tax, sales tax or other tax levied on interest payable which would adversely affect the net interest received by the Lenders shall be paid by the Borrower respectively, and not the Lenders, save and except for taxes on the income or on the capital of the Lenders which shall be the Lenders' responsibility.

                 (f) Advances to the Borrower under this agreement may be made by way of overdraft in the Borrower's current account with the Credit Union or by making payment upon a cheque or other bill of exchange drawn by the Borrower on the Credit Union.

3.       (1)     All payments to be made by the Borrower to the Lenders shall be made by depositing the same for credit into the account maintained by the Borrower with the Credit Union for operating the line of credit, or with any such other depository at such other place or places as the Lenders may, by writing, direct.

         (2) Where a payment is received by the Lenders from the Borrower, the Lenders may elect whether to apply that payment first towards the interest with the remainder, if any, applied to the line of credit balance, or to apply that payment towards the reduction of the line of credit balance first.

         (3) The records and book maintained by the Lenders in the usual and ordinary course of its business that touch or concern the state of accounts between the parties hereto shall be prima facie evidence of the true state of accounts between the parties for all purposes including litigation.

4. The Borrower specifically and expressly covenants with the Lenders as follows:

         (a)     The Borrower shall provide the Lenders:

                 (i) with a certified copy of its consolidated (where applicable) and non-consolidated minimum review level Year End Financial Statements for each fiscal year within ninety (90) days of the end of its fiscal year, including its balance sheet, statement of
                          income and disbursements, statement of surplus and statement of changes in financial position; and
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                                                                          Page 5


                 (ii) reasonable access to the offices, books and records of the Borrower, for the purpose of determining the value of the security pledged or given to the Lenders.

         (b) Where the amount advanced and outstanding under this Agreement exceeds seventy percent (70%) of the funds available to the Borrower, the Borrower shall not:

                 (i) borrow any additional funds of money from any other financial institution; or

                 (ii) make a loan or other advance which will place it in a deficit which exceeds its available line of credit under this Agreement;

                 unless it gives the Lenders prior notice of its intent to do so.

5. The Borrower shall draw, execute and deliver at its own expense, all such instruments and documents, and do all such acts and things as the Lenders may from time to time reasonably consider necessary or advisable for the purpose of carrying out the intent and provisions of this Agreement.

6.       (1)     All advances hereunder shall be secured by a General Security
                 Agreement in the Lenders' form, executed and delivered by the Borrower to the Lenders and such General Security Agreement shall be a first charge in favour of the Lenders except as otherwise provided for in the Commitment Letter, and the Borrower shall not enter into any new borrowing with any creditor after the date of this Agreement which would afford that creditor priority over the claims of the Lenders under this Agreement, or grant any creditor any new or further security in respect of any existing indebtedness, and the Borrower shall discharge or postpone any security now held by any other creditor or person that exists or may exist in priority to the security given under this Agreement, except for security in favour of Ontario Development Corporation, Laurentian Bank of Canada and First Ontario Labour Sponsored
                 Investment Fund.

         (2) The Borrower indemnifies the Lenders with interest at the rate set above for all payments, costs, charges, legal fees and other expenses paid or incurred by the Lenders in connection with the authority of this Agreement or in connection with any claim, suit, action or other proceeding brought against the Lenders by reason of this Agreement.

7.       (1)     All money due from the Borrower to the Lenders by reason of any advances under the revolving line of credit, whether as to principal, interest or otherwise under this Agreement, and all money advanced and outstanding, under this or any other
                 agreement between the Lenders and the Borrower, shall become due and payable
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                                                                          Page 6

                 upon demand in the event that the Borrower defaults on, or is otherwise in breach of this Agreement or the General Security Agreement.

         (2) The Borrower shall have seven (7) days from the date of demand to remedy the breach or default and in the event that the breach or default is nor remedied within the seven (7) day period, all money advanced and outstanding, under this or any other agreement plus the full amount of all interest and other sums as provided above in subsection (1) shall become due and payable without further demand.

8.       (1)     Subject to this section, the term of this Agreement shall be for a period of one (1) year from the date of this Agreement.

         (2) The Borrower may apply to the Lenders to renew this Agreement for a period of twelve (12) months next following the date on which this Agreement would otherwise terminate and where the Lenders agree to such a renewal, this Agreement shall remain in full force and effect, with the necessary modifications, for the period of renewal so agreed between the parties.

         (3) The renewal of this Agreement may be embodied in the form of commitment letter addressed by the Lenders to the Borrower and signed by each of the parties, and that letter,

                 (a) may contain provisions adding to, deleting or otherwise modifying any of the terms of this Agreement; and

                 (b) need not make any specific reference to this Agreement,

                 and where such a letter is delivered by the Lenders to the Borrower, the Lenders shall be deemed not to have agreed to the renewal of this Agreement until such time as the Borrower signs and returns a duplicate copy of the commitment letter evidencing the consent of the Borrower to any amendment set out in the commitment letter.

         (4) Nothing in this section shall be so construed as to permit or restrict the rights conferred upon the Lenders under this Agreement to demand payment of, and recover, any amount advanced on a demand basis or otherwise due and payable under any provision of this Agreement.

         (5) The expiry or other termination of this Agreement shall not relieve the Borrower or the Lenders from any obligation that arose prior to the date on which the Agreement expired.

9.       (1)     In addition to any interest payable under section 2, the
                 Borrower agrees to pay to the Lenders on demand all reasonable legal fees and other reasonable costs or expenses
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                                                                          Page 7

                 incurred in the normal course in connection with or arising out of the operation of the revolving line of credit, and such expenses, fees or charges shall be charged to the Borrower whether or not this creates or increases its indebtedness or overdraft with the Lenders.

         (2) The Borrower shall remain liable to the Lenders in respect of each amount charged under subsection (1) and promises to pay on demand all reasonable charges and legal expenses incurred by the Lenders on behalf of the Borrower in connection with this Agreement, the line of credit or the enforcement or realization of any security, together with interest thereon at the current interest rate and all charges for any overdraft.

10.      Where the Borrower, it successors and assigns,

         (a) finally and fully pays or causes to be paid to the Lenders the full amount of their indebtedness to the Lenders together with all costs and interest payable by the Borrower under this Agreement;

         (b) terminates, in accordance with the terms thereof, any other lending or other credit agreement between the Borrower and the Lenders providing for the advance of funds to or to the order of the Borrower or for the Borrower's benefit, whether or not that agreement provides for such advances to be made on a revolving basis or otherwise;

         (c) pays in full the amount of any guarantee given by the Borrower to the Lenders in respect of the debt, default or miscarriage of any other person; and

         (d) observes or performs the terms of every security agreement granted by the Borrower in favour of the Lenders and all other agreements to which it relates,

         then the security agreements granted by the Borrower to the Lenders and the rights granted to the Lenders under this Agreement shall cease and at any time thereafter the Lenders shall, at the request and expense of the Borrower, it successors or assigns, cancel and discharge the security held by the Lenders and execute and deliver to the Borrower, it successors or assigns, such deeds or other instruments as shall be requisite to cancel and discharge the security held hereby constituted.

11. This Agreement shall not be deemed to be or construed as having been amended as a result of any oral communication between the parties or as a result of any practice of the parties, but all amendments to this Agreement shall be in writing and shall be signed by both parties, provided that any such agreement may be executed in counterpart form.
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12.      (1)     This Agreement is personal to the Borrower and no right or obligation of the Borrower under this Agreement may be assigned by the Borrower without the written consent of the Lenders.

         (2) This Agreement may be assigned, deposited, pledged or hypothecated by the Lenders absolutely or as collateral security for its present and future primary or contingent indebtedness and liabilities, and in the event of any such assignment, deposit or pledge, the person to whom the Agreement is assigned, deposited, pledged or hypothecated shall take it free and clear of any right of set-off, counterclaim or other contra claim that may exist between the Lenders and the Borrower.

         (3) This Agreement and all its provisions shall enure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

13.      (1)     The rights of the Borrower under this Agreement are subject to the condition that it remain a Member of the Credit Union until the expiration of the ninety (90) day period next following the date on which the Borrower gives notice of its intention to withdraw from membership in the Credit Union, or on such earlier date as may be specified by the Lenders.

         (2) Where the Borrower ceases to be a member of the Credit Union, the Borrower shall thereupon repay all amounts advanced and outstanding under this or any other Agreement.

14.      (1)     Any demand, notice or communication (a "NOTICE") required to be given in connection with this Agreement or which this Agreement permits to be given shall be given in writing and may be given by personal delivery, by registered mail or by transmittal by facsimile or other form of recorded communication addressed to the recipient as follows:

                 To CUCO:                  Lending Services Department
                                           2810 Matheson Blvd. East
                                           Mississauga, Ontario
                                           L4W 4X7

                                           Attention:    Credit Officer
                                           Facsimile No: (905) 238-9400

                 To the Credit Union:      Lending Services Department
                                           2265 Bloor Street West
                                           Toronto, Ontario
                                           M6S 1P1

                                           Attention:    Credit Manager
                                           Facsimile:    (416) 761-9604
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                                                                          Page 9

                 To the Borrower:     100 Ormond Street South
                                      Thorold, Ontario
                                      L2V 3Y7

                                      Attention:    Chief Executive Officer
                                      Facsimile No: (905) 227-8385

                 and to:              c/o Striker Industries, Inc.
                                      Suite 2450
                                      One Riverway
                                      Houston, Texas
                                      77056

                                      Attention:    Chief Executive Officer
                                      Facsimile:    (713) 622-9410

                 with a copy to:      First Ontario Labour Sponsored
                                      Investment Fund Inc.
                                      Suite 310
                                      234 Eglinton Avenue East
                                      Toronto, Ontario
                                      M4P 1K5

                                      Attention:    The President
                                      Facsimile:    (416) 487-1345

                 or such other address, facsimile number, telex number or individual as may be designated by notice by either party.

         (2) Any notice given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fourth business day following the deposit thereof tin the mail and, if given by facsimile or other form of recorded communication, shall be deemed given and received on the date of such transmission if received during the normal business hours of the recipient and on the next business day if received after the end of such normal business hours on the date of its transmission. If any notice is given by facsimile or other form of recorded transmission, such delivery shall be deemed given and received only if the transmitter retained a proof of such transmittal. If the party giving any notice knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such notice shall not be mailed but shall be given personal delivery or by telex or telecopier transmittal. Any delivery of a notice in accordance with this Section shall be deemed to constitute proper notice to the Investor receiving the notice.
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15.      In this Agreement,

         (a) a word importing the masculine, feminine or neuter gender only includes members of the other genders;

         (b) a word defined in or importing the singular number has the same meaning when used in the plural number, and vice versa;

         (c) a reference to any Act, By-law, Rule or regulation or to a provision thereof shall be deemed to include a reference to any Act, By-law, Rule or regulation or provision enacted in substitution therefor or amendment thereof; and

         (d) all accounting terms have the same meaning as are applied to those terms by the Canadian Institute of Chartered Accountants.

16. This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada applicable therein.

17. This Agreement shall enure to the benefit and be binding upon the parties respective successors and permitted assigns.

18.      The Borrower acknowledges receipt of a copy of this Agreement.

19. The parties hereto agree that this Agreement may be signed in counterparts and the counterparts together shall constitute the entire Agreement.


IN WITNESS WHEREOF the duly authorized officers of the parties have signed this Agreement and affixed their corporate seals as of the date first above written.


                                      STRIKER PAPER CANADA, INC.


                                      Per:                                  c/s
                                           ---------------------------------
                                      Name:
                                      Title:

                                      Per:
                                           ---------------------------------
                                      Name:
                                      Title:

                                      I/we have the authority to bind the
                                      Corporation.

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                                      CREDIT UNION CENTRAL OF ONTARIO
                                      LIMITED


                                      Per:
                                           ----------------------------------
                                      Name:
                                      Title:

                                      Per:
                                           ----------------------------------
                                      Name:
                                      Title:

                                      I/we have the authority to bind the
                                      Corporation.


                                      SO-USE CREDIT UNION LIMITED


                                      Per:
                                           ----------------------------------
                                      Name:
                                      Title:

                                      Per:
                                           ----------------------------------
                                      Name:
                                      Title:

                                      I/we have the authority to bind the
                                      Corporation.